Exhibit 99.6
Filed by NetLogic Microsystems, Inc.
Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934
Commission File No. 000-50838
September 12, 2011
To Our Valued Customers and Partners:
We are pleased to inform you that NetLogic Microsystems, a worldwide leader in high-performance intelligent semiconductor solutions for next-generation Internet networks, has entered into a definitive agreement to merge with Broadcom. Subject to regulatory clearance, we expect the transaction to close by the first half of 2012.
We believe that our synergistic combination with Broadcom will, upon the transaction closing, bring tremendous value to our customers, partners and shareholders. In particular, we are excited about the prospects of complementing our portfolio of industry-leading multi-core processors, knowledge-based processors, digital front-end end processors and 10/40/100G PHYs with Broadcom’s broad portfolio of market-leading network and communications infrastructure products.
Because of the close alignment of our teams and cultures that is driven by an unwavering commitment to innovation and technical leadership, we expect the combined company to be able to accelerate our track record of bringing best-in-class products to market. This unique opportunity to bring together like-minded teams and their best-in-class technologies will enable us to deliver an end-to-end network infrastructure solution that is both compelling and differentiated for our customers.
We believe the combined entity will also enable us to accelerate our product roadmaps and to bring highly competitive solutions for your next-generation platform requirements. In addition, we are confident our combined customer support teams will be able to offer improved services and support to you, and we will, upon closing of the transaction, take proactive steps to ensure there is no interruption in product supply.
Until the transaction closes, it will be business as usual, and both companies will continue to operate as separate entities but will start working together on integration planning to ensure a seamless transition for customers at closing.
Please feel free to contact me or any member of my executive or sales team with any questions.
Sincerely,
Ron Jankov
President and CEO